Exhibit 5.1

May 24, 2005

Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, California 92612

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

FIRM / AFFILIATE OFFICES

Boston	New York
Brussels	Northern Virginia
Chicago	Orange County
Frankfurt	Paris
Hamburg	San Diego
Hong Kong	San Francisco
London	Shanghai
Los Angeles	Silicon Valley
Milan	Singapore
Moscow	Tokyo
New Jersey	Washington, D.C.

File No. 029455-0038

Re:	Spectrum Pharmaceuticals, Inc. — Registration Statement on Form S-3; 1,454,751 Shares of Common Stock, $0.001 par value per share

Ladies and Gentlemen:

     We have acted as counsel to Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale by the persons listed in the Registration Statement (as defined below) as the Selling Stockholders in an amount up to: (a) 119,617 shares of common stock, $0.001 par value per share (“Common Stock”) issued to one of the Selling Stockholders (the “Common Shares”), (b) 348,628 shares of our Common Stock (the “Conversion Shares”) issuable to one of the Selling Stockholders upon the conversion of our Series D Preferred Stock, $0.001 par value per share (“Preferred Stock”), (c) 492,706 shares of our Common Stock (the “Series D Warrant Shares”) issuable to one of the Selling Stockholders upon the exercise of outstanding warrants (“Series D Warrants”) pursuant to the Series D Purchase Agreement, (d) 443,800 shares of Common Stock (the “Series E Warrant Shares”, with the Series D Warrant Shares, the “Warrant Shares”) issuable to one of the Selling Stockholders upon the exercise of outstanding warrants (“Series E Warrants”, with the Series D Warrants, the “Warrants”), and (e) 50,000 shares of Common Stock which may be issued as payment of dividends on the Preferred Stock (the “Dividend Shares”), pursuant to a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2005, (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Common Shares, Conversion Shares, Warrant Shares and Conversion Shares.

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters with out having independently verified such factual matters.

Spectrum Pharmaceuticals Inc.
May 24, 2005

     We are opining herein only as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Subject to the foregoing, it is our opinion that, as of the date hereof:

     1. The Common Shares are duly authorized, validly issued, fully paid and nonassessable.

     2. The Conversion Shares have been duly authorized and reserved for issuance, and upon issuance and delivery thereof upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations, Rights and Preferences of the Preferred Stock filed with Secretary of State of Delaware (the “Certificate”), the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable.

     3. The Warrant Shares have been duly authorized and reserved for issuance, and upon issuance, delivery and payment therefor upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares, when issued, will be validly issued, fully paid and nonassessable.

     4. Upon adoption by the Board of Directors of the Company of a resolution in form and content as required by the DGCL authorizing the issuance of the Dividend Shares in accordance with the Certificate, the Dividend Shares will be duly authorized, and upon issuance and delivery of the Dividend Shares in the manner contemplated by such resolution, and in accordance with the Certificate and any applicable restrictions on payment of dividends under the DGCL, the Dividend Shares, when issued, will be validly issued, fully paid and nonassessable.

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ LATHAM & WATKINS LLP